Exhibit 99.1
March 30, 2009
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: David Donaldson (205) 298-3220
VULCAN REALIGNS BUSINESSES INTO TWO REGIONS
Birmingham, Alabama — March 30, 2009 — Vulcan Materials Company (NYSE:VMC) announced today that effective immediately it is organizing its operations into two regional business units. The West Region will include the states of Tennessee, Kentucky, Indiana, Illinois, Wisconsin, California, Arizona and New Mexico, including all of the businesses and product lines of its Midsouth, Midwest and Western Divisions. The West Region will continue to be headed by Ron McAbee, Senior Vice President-West.
The East Region will include the states of Pennsylvania, Maryland, Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Mississippi, Arkansas, Louisiana and Texas as well as Canada and Mexico. The East Region will include all of the businesses and product lines of its Mideast, Southeast, Southern & Gulf Coast, Southwest, Florida Rock and Northern Concrete Divisions. The East Region will be headed by Danny Shepherd, Senior Vice President-East.
Commenting on these changes, Don James, Chairman and Chief Executive Officer, observed, “This regional structure better aligns our organization with the way in which our businesses actually operate. In the East Region, decisions relating to production, transportation and distribution must be made on a regional basis as material from our water and rail-based quarries increasingly serves multiple markets throughout the Region. Our aggregates, concrete, cement and transportation assets operate as an integrated regional business and will now be formally managed on that basis throughout the East Region.
“In the West Region, the predominate business model is truck-served quarries, including all six of our underground quarries, supplying local markets. We will continue to build our reserves in key markets in the West, particularly in California where the existing industry reserve base is depleting. In a related effort in both Regions, we will enhance our focus on utilizing our lands, initially for aggregate production, but also for attractive and productive future uses through our long-range reclamation and redevelopment efforts.”
Mac Badgett, Senior Vice President, Construction Materials, has announced his intention to retire from the Company, effective July 1, 2009. Commenting on Mr. Badgett’s retirement, Don James stated, “There may not be another person at Vulcan today who has contributed as much to the long-term success and culture of Vulcan as has Mac Badgett. Mac has been a great coach and mentor to a generation of Vulcan leaders and at various times over the years has had management responsibility for most of Vulcan’s operations. Mac has been an effective leader in our Company and nationally in our industry. Following Mac Badgett’s retirement this summer, Ron McAbee will assume responsibility for managing the Construction Materials Group staff functions. While I regret Mac’s retirement, we are fortunate to have two very successful and talented managers in Ron McAbee and Danny Shepherd to lead our businesses going forward.”
Vulcan Materials Company, a member of the S&P 500 index, is the nation’s largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.